Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Public-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi” or the “Company,” Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) in accordance with the Material Facts disclosed on December 15, 2014 and January 26, 2015 (the “Material Facts”) informs its shareholders and the market in general that, on this date, new management proposals (“New Management Proposals”) were made available, replacing the management proposals disclosed by the Company on January 28, 2015 (the “Original Management Proposals”), in accordance with the call notices of the general meeting of debenture holders of the 5th issuance of debentures of the Company (the “General Meetings of Debenture Holders of the 5th Issuance”) and of the general meeting of debenture holders of the 9th issuance of debentures of the Company (the “General Meeting of Debenture Holders of the 9th Issuance” and, together with the General Meeting of the Debenture Holders of the 5th Issuance, the “General Meetings of Debenture Holders”), each published on January 28, 2015.

The New Management Proposals adjust certain terms included in the Original Proposals, particularly in respect of (i) the payment, by the Company, of a Waiver Fee to all of the debenture holders of the 5th issuance (“5th Issuance Debenture Holders”) and to all of the debenture holders of the 9th issuance (“9th Issuance Debenture Holders,” and, together with the 5th Issuance Debenture Holders, the “Debenture Holders”), as soon as the materials included in the “agenda of the day,” which will be deliberated in the respective General Meetings of the Debenture Holders, are approved, and (ii) the procedures related to the Mandatory Acquisition of the debentures by the Company, with respect to the Debenture Holders that opt into the terms of the New Management Proposal.

The full content of the New Management Proposals was disclosed, on the date hereof, on the IPE system of the Brazilian Securities Commission (Comissão de Valores Mobiliários) and on the Company’s website.

The Company will keep its shareholders and debenture holders and the market in general informed of any relevant subsequent events related to the topics discussed in this Material Fact.

Rio de Janeiro, February 10, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive Officer, Chief Financial Officer and Investor Relations Officer